EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of MonsterDaata, Inc.

We consent to the use in this Registration Statement of MonsterDaata, Inc. on Form SB-2 of our report dated March 2, 2001 (except for the last paragraph of Note 13 which is dated March 19, 2001), which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, appearing in the Prospectus, which is a part of such Registration Statement, and to the use of our name as it appears under the caption "Experts."


/s/ MARCUM & KLIEGMAN LLP
Marcum & Kliegman LLP
Woodbury, NY
June 7, 2001